Exhibit 10.5

October 29, 2007

Donald R. Dancer

Re:  Compensation Agreement

Dear Don:

This letter agreement (this “agreement”) confirms the terms of your employment with International Rectifier Corporation (the “Company”), during and after your service as acting Chief Executive Officer, as approved by the Board of Directors (the “Board”) of the Company.

You will be offered a Severance Agreement with the Company, on terms substantially as set forth in the form of Severance Agreement delivered to you in connection with this agreement, which will take effect promptly (and in all cases while you are still acting Chief Executive Officer of the Company). Your Employee Benefits Continuation Period under your Severance Agreement will be 18 months and your severance multiplier for purposes of Section 2(b) of your Severance Agreement will be two times (2.0). Except as otherwise expressly provided herein, the following provisions supplement and do not supersede or replace your Severance Agreement or any portion thereof. Similarly, your Severance Agreement will supplement and will not supersede or replace this agreement or any portion hereof.

You will receive a salary at an annualized rate of $450,000 while you are employed by the Company. Not more than ten (10) business days after executing this agreement, the Company will pay you, in a single lump sum payment, an amount equal to the difference between the base salary you have been paid for the period of time you have acted as Chief Executive Officer and the amount to which you would have otherwise been entitled for the corresponding period of time at the base salary rate set forth above. You will also participate in the Company’s annual bonus program while you are employed by the Company with a target annual bonus of 75% of your base salary for the year to which the bonus opportunity relates. Your participation in the annual bonus program will be on terms and conditions that are not less favorable than those applicable to the Company’s other executive officers generally. In the future the Company may increase, but it will not decrease (regardless of whether or not you continue as Chief Executive Officer) your base salary rate or your annual target bonus percentage from the rate or percentage, respectively, set forth above.

In addition to your base salary and annual bonus opportunities, you will receive (i) a one-time cash incentive award of $100,000 upon executing this agreement (payable within ten (10) business days after executing this agreement), and (ii) a one-time special cash bonus of $400,000 payable on (or within ten (10) business days after) March 1, 2008.

For purposes of clarity (and without duplicating the contemplated option grant), the Company will grant you options to purchase 75,000 shares of Company common stock (subject to customary adjustments for any stock splits, reverse stock splits, stock dividends or any similar changes in capitalization that may occur) as set forth, and on the other terms and conditions referred to, in the commitment letter to you from the Company dated on or about October 29, 2007. When granted, the vesting period of such options shall be set so that you receive vesting credit for your services with the Company on and after October 29, 2007.

In addition, the Company will grant you a special award of restricted stock units (the “RSU Award”). The RSU Award will be granted on the third New York Stock Exchange trading day that follows the day on which the Company is current in its financial statement reporting obligations to the Securities and Exchange Commission (“SEC”), or, if such date is within fifteen (15) days prior to the end of a Company fiscal quarter or prior to the filing with the SEC of the periodic report on Form 10-Q for a completed Company fiscal quarter, then on the third New York Stock Exchange trading day that follows the day on which such report on Form 10-Q is filed with the SEC (the “Grant Date”).The number of units subject to the RSU Award will be determined by dividing $500,000 by the Fair Market Value (as such term is defined in the Company’s 2000 Incentive Plan, as amended) of a share of the Company’s common stock as of the Grant Date, with such result rounded up to the nearest whole share increment. The RSU Award will be granted under the Company’s 2000 Incentive Plan, as amended, and will be vested immediately upon grant, subject to applicable federal and state income tax withholdings.

In the event that you incur a Qualifying Termination on or before March 1, 2008, then, in addition to any other severance you may be entitled to in the circumstances, the Company will pay you on (or within ten (10) business days after) the date you incur a separation from service with the Company the one-time $400,000 cash bonus referred to above. (The term “separation from service” is used in this agreement as that term is applied for purposes of Section 409A of the Internal Revenue Code, as amended (the “Code”).) Without limiting the preceding sentence and in addition to any other severance you may be entitled to in the circumstances, the Company will pay you $500,000 in lieu of your RSU Award if either of the following occur prior to the Grant Date: (1) you incur a Qualifying Termination (the term “Qualifying Termination” is used in this agreement as defined in your Severance Agreement),. or (2) a Change in Control (as that term is defined in your Severance Agreement) of the Company occurs which constitutes a “change in the ownership or effective control” of the Company or a change “in the ownership of a substantial portion of the assets” of the Company (as such terms are applied for purposes of Section 409A of the Internal Revenue Code and the published regulations and other guidance of the Internal Revenue Service thereunder (collectively, “Section 409A”)). If you are entitled to the payment described in the preceding sentence, the payment will be made to you on (or within ten (10) business days after) the date of your separation from service with the Company that relates to your Qualifying Termination or the date of such Change in Control, whichever gave rise to your entitlement. Notwithstanding the foregoing provisions of this paragraph, in the event that you are a “specified employee” of the Company for purposes of Section 409A of the Code, the amounts otherwise payable to you pursuant to this paragraph in connection with your separation from service shall not be paid until the date that is six months and one day after the date you have a separation from service with the Company (or, if earlier, the date of your death), and shall be paid (without interest) on or within ten (10) business days after that date, to the extent such six-month delay is required to avoid the imputation of any tax, penalty, or interest under Section 409A of the Code. If all or any portion of the payments made pursuant to this agreement, when taken together with payments made under your Severance Agreement create an excise tax liability under Internal Revenue Code Sections 280G and 4999, the payments under this agreement shall be entitled to the benefits of Section 2(f) of your Severance Agreement upon your furnishing the release contemplated by Section 2(h) of your Severance Agreement.

All payments contemplated by this agreement will be subject to all applicable withholdings and other authorized deductions. Your base salary will be paid in regular installments (not less frequently than monthly) in accordance with the Company’s normal payroll procedures.

Your employment with the Company is entirely voluntary for both parties and either you or the Company may terminate the employment relationship at any time for any reason (or for no reason at all).

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by written agreement in form and substance reasonably satisfactory to you, expressly to assume and agree to perform this agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this agreement), but will not otherwise be assignable, transferable or delegable by the Company. This agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this agreement or any rights or obligations hereunder except as expressly provided above. Without limiting the generality or effect of the foregoing, your right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by your will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

Any dispute between the parties under this agreement shall be resolved in accordance with the arbitration provisions set forth in your Severance Agreement. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the party against whom such modification, waiver or discharge is sought to be enforced. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This agreement (along with the documents referred to herein) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement (or the documents referred to herein).

This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

If this agreement accurately reflects our understanding regarding these matters, please indicate your acceptance by signing this agreement below and returning it to me. A duplicate copy of this agreement is included for your records.

International Rectifier Corporation

By:

Print Name:

Title:

Accepted and Agreed:

Donald R. Dancer

Date: